FOIA Confidential Treatment Request

Under 17 C.F.R.§200.83

Exhibit 10.12

Second Agreement to the Terms of Separation Letter

This Second Agreement to the Terms of Separation Letter (this “Second Agreement”) is made by and between Nicholas Hawkins (“Former Employee”) and Corsair Memory, Inc. the “Company”), effective as of the eighth (8th) day following the date Former Employee executes this Second Agreement (unless revoked in accordance with Section 5 below). This Second Agreement is made in connection with that certain Terms of Separation Letter by and between Former Employee and the Company dated as of April 30, 2019 (the “First Agreement”), and is intended to constitute the Second Agreement as defined in the First Agreement.

1.    Separation Date. For purposes of the First Agreement, the Separation Date (as defined in the First Agreement) shall be November 7, 2019. As of the Separation Date, Former Employee shall have been deemed to have resigned as an officer, employee and/or director of the Company, Corsair Group (Cayman) L.P. and all of its direct and indirect subsidiaries.

2.    Acknowledgment of Payment of Wages. By Former Employee’s signature below, Former Employee acknowledges that on the Separation Date, the Company provided him a final paycheck in the amount of $34,718.56 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payment due to Former Employee from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts (other than the severance benefits set forth in Section 3 of the First Agreement).

3.    Acknowledgments of First Agreement. By Former Employee’s signature below, Former Employee acknowledges and agrees that (a) the accelerated vesting of his options referenced in Section 3(d) is no longer applicable, as the options have already vested in accordance with their terms and conditions and (b) the repurchase of 40% of Former Employee’s units of Corsair Group (as defined in the First Agreement) at a price per unit of $3.25 in accordance with 4(b) of the First Agreement has already occurred prior to the Separation Date.

4.    Release by Former Employee. The payments and promises set forth in this Second Agreement and the First Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which Former Employee may be entitled by virtue of Former Employee’s employment with the Company or his separation from the Company. In exchange for the benefits set forth in the First Agreement to which this Second Agreement is connected with, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, except for rights and obligations expressly set forth in this Second Agreement and the First Agreement, Former Employee hereby releases and waives any other claims Former Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, parents, insurers, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or his separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act (“ADEA”) or Older Workers Benefit Protection Act. By signing below, Former Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

FOIA Confidential Treatment Request

Under 17 C.F.R.§200.83

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, (a) this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released as a matter of law and (b) nothing in this Second Agreement prevents or precludes Former Employee from filing an administrative charge under any applicable statute, or participating in any investigation conducted by a government agency; however, in any such investigation or proceeding, Former Employee agrees that he will not accept monetary relief of any kind, except Former employee may accept any award offered under a federal or state bounty program. Furthermore, nothing in this Second Agreement prevents or precludes Former Employee from asserting any claims that arise after he executes this Second Agreement.

5.    Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act and the ADEA, Former Employee is hereby advised as follows:

(a)    Former Employee has read this Second Agreement and understands its terms and effect, including the fact that Former Employee is agreeing to release and forever discharge the Company and each of the Releasees from any claims released in this Second Agreement.

(b)    Former Employee understands that, by entering into this Second Agreement, Former Employee does not waive any claims that may arise after the date of Former Employee’s execution of this Second Agreement, including without limitation any rights or claims that Former Employee may have to secure enforcement of the terms and conditions of this Second Agreement.

(c)    Former Employee has signed this Second Agreement voluntarily and knowingly in exchange for the consideration described in this Second Agreement, which Former Employee acknowledges is adequate and satisfactory to Former Employee and in addition to any other benefits to which Former Employee is otherwise entitled.

(d)    The Company advises Former Employee to consult with an attorney prior to executing this Second Agreement.

(e)    Former Employee has twenty-one (21) days to review and decide whether or not to sign this Second Agreement. If Former Employee signs this Second Agreement prior to the expiration of such period, Former Employee acknowledges that Former Employee has done so voluntarily, had sufficient time to consider the Second Agreement, to consult with counsel and that Former Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Second Agreement, whether or not material, Former Employee waives the restarting of the twenty-one (21) day period.

(f)    Former Employee has seven (7) days after signing this Second Agreement to revoke this Second Agreement and this Second Agreement will become effective upon the expiration of that revocation period. If Former Employee revokes this Second Agreement during such seven (7)-day period, this Second Agreement will be null and void and of no force or effect on either the Company or Former Employee and Former Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Second Agreement (including those set forth in Section 3 of the First Agreement).

FOIA Confidential Treatment Request

Under 17 C.F.R.§200.83

(g)    If Former Employee wishes to revoke this Second Agreement, Former Employee shall deliver written notice stating his intent to revoke this Second Agreement to Terri Stynes by email at Terri.Stynes@corsair.com, on or before 5:00 p.m. PT on the seventh (7th) day after the date on which Former Employee signs this document.

6.    Representations. Former Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which he may have against Releasees, or any of them, and Former Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Former Employee under this indemnity. Former Employee agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against Releasees, or any of them, any of the claims released hereunder, then Former Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or claim.

7.    No Actions. Former Employee represents and warrants to the Company that Former Employee has no pending actions, claims or charges of any kind. Former Employee agrees that if Former Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against the Releasees any of the claims released hereunder, then Former Employee will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or claim; provided, however, that Former Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (1) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (2) Former Employee’s right to file a charge with the EEOC; however, Former Employee hereby waives any right to any damages or individual relief resulting from any such charge.

8.    Return of Company Property. Former Employee acknowledges and agrees he has satisfied the obligations to return Company property as set forth in Section 5 of the First Agreement.

9.    Confidential Information; Non-Disparagement. Former Employee acknowledges and agrees that he will remain bound by the confidential information provisions in Section 6 of the First Agreement and the non-disparagement provisions of Section 9 of the First Agreement.

10.    Cooperation. Former Employee reaffirms his obligations to cooperate with the Company pursuant to Section 8 of the First Agreement.

11.    Miscellaneous.

(a)    No Admission. Former Employee understands and agrees that neither the payment of money nor the execution of this Second Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b)    Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Second Agreement, which shall remain fully valid and enforceable.

FOIA Confidential Treatment Request

Under 17 C.F.R.§200.83

(c)    Choice of Law. This Second Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

(d)    Headings. The headings in this Second Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Second Agreement.

(e)    Construction of Agreement. Former Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Second Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Second Agreement.

(f)    Entire Agreement/Integration. This Second Agreement, together with the First Agreement, the Unit Award Agreement and the Employee Proprietary Information Agreement dated as of January 1, 20019 by and between Former Employee and the Company, constitutes the entire agreement between Former Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Second Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Second Agreement. No amendments to this Second Agreement will be valid unless written and signed by Former Employee and an authorized representative of the Company.

This Second Agreement should only be signed on or within twenty-one (21) days after the Separation Date of November 7, 2019.

FOIA Confidential Treatment Request

Under 17 C.F.R.§200.83

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

Nickolas Hawkins	Corsair Memory, Inc.

/s/ Nicholas Hawkins	/s/ Andy Paul
By: Andy Paul

Title: Chief Executive Officer

Date: November 7, 2019	Date: November 7, 2019